UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Novan, Inc.

(Name of Registrant as Specified In Its Charter)

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Novan, Inc.

4105 Hopson Road

Morrisville, North Carolina

(919) 485-8080

April 18, 2018

Dear Stockholders:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Novan, Inc. The meeting will be held on Monday, June 4, 2018, at 9:30 a.m. Eastern Time at the DoubleTree by Hilton Hotel Raleigh-Durham Airport at Research Triangle Park at 4810 Page Creek Lane, Durham, NC 27703, to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting:

•	Proposal 1—Election of three Class II directors
•	Proposal 2—Ratification of the selection of BDO USA, LLP as independent auditors for the fiscal year ending December 31, 2018

All stockholders are invited to attend the meeting in person, and we hope you will be able to attend the meeting. Only stockholders of record at the close of business on April 6, 2018 are entitled to vote at the meeting. Whether or not you plan to attend the meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Your vote is important, and we urge you to vote as promptly as possible to ensure your shares are represented at the meeting.

Sincerely,

/s/ G. Kelly Martin
G. Kelly Martin
Chief Executive Officer and Director

NOVAN, INC.

4105 Hopson Road

Morrisville, North Carolina

(919) 485-8080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Novan, Inc., a Delaware corporation. The meeting will be held on Monday, June 4, 2018, at 9:30 a.m. Eastern Time at the DoubleTree by Hilton Hotel Raleigh-Durham Airport at Research Triangle Park at 4810 Page Creek Lane, Durham, NC 27703, for the following purposes:

1.

Elect three Class II directors of Novan, Inc., each to serve a three-year term expiring at the 2021 Annual Meeting of Stockholders and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

2.	Ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of Novan, Inc. for the fiscal year ending December 31, 2018.
3.	Transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The board of directors recommends that you vote “FOR” the election of the director nominees listed in this proxy statement and “FOR” ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of Novan, Inc.

The record date for the Annual Meeting of Stockholders is April 6, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on

June 4, 2018, at 9:30 a.m. Eastern Time at

DoubleTree by Hilton Hotel Raleigh-Durham Airport at Research Triangle Park

4810 Page Creek Lane, Durham, NC 27703

The proxy statement is available at http://www.proxyvote.com.

By Order of the Board of Directors

/s/ Jeff N. Hunter
Jeff N. Hunter
Corporate Secretary

Morrisville, North Carolina

April 18, 2018

Whether or not you expect to attend the meeting, it is important that your shares be represented and voted. If you are viewing the proxy statement over the Internet, you may grant your proxy electronically over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions on the Internet site. If you are receiving a paper copy of the proxy statement, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or over the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

NOVAN, INC.

4105 Hopson Road

Morrisville, North Carolina

(919) 485-8080

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

June 4, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The board of directors of Novan, Inc. is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. On or about April 18, 2018, we will mail the Notice described below to all stockholders entitled to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice described below to submit your proxy over the Internet. All references in this Proxy Statement to “Novan,” “the Company,” “we,” “our” and “us” refer to Novan, Inc.

Why did I receive a Notice in the mail regarding the availability of proxy materials over the Internet?

We are pleased to take advantage of rules of the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet. All stockholders will have the ability to access the proxy materials on the website referenced in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. We intend to mail the proxy materials to stockholders who have properly requested paper copies within three business days of such request. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Will I receive any other proxy materials by mail?

If we send you a Notice, we may (but are not required to) send you a proxy card, along with a second Notice, on or after May 7, 2018.

How do I attend the Annual Meeting?

The Annual Meeting will be held on June 4, 2018, at 9:30 a.m. Eastern Time at the DoubleTree by Hilton Hotel Raleigh-Durham Airport at Research Triangle Park at 4810 Page Creek Lane, Durham, NC 27703. Information regarding directions to the Annual Meeting may be found at the end of this proxy statement. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 6, 2018, will be entitled to vote at the Annual Meeting. On this record date, there were 26,038,742 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 6, 2018, your shares were registered directly in your name with Novan’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or over the Internet as instructed below or in your Notice, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 6, 2018, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•

Election of three Class II directors of Novan, each to serve a three-year term expiring at the 2021 Annual Meeting of Stockholders and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal; and

•	Ratification of the selection of BDO USA, LLP as the independent registered public accounting firm of Novan for its fiscal year ending December 31, 2018.

What if another matter is properly brought before the meeting?

Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by requesting and returning a paper proxy card or by submitting a ballot in person at the Annual Meeting.

How do I vote?

You may either vote “For” all the nominees to our board of directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or you may abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using a proxy card (enclosed with mailed proxy materials) or vote over the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.
•

To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail, or which you may request), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 3, 2018, to be counted.

•

To vote over the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 3, 2018, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with the Notice, containing voting instructions from that organization rather than from Novan. Simply complete and mail the voting instruction form or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 6, 2018.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, over the Internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether Nasdaq deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of Nasdaq, “non-routine matters” are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “FOR” the election of our three nominees for director and “FOR” the ratification of the selection of BDO USA, LLP as the independent registered public accounting firm of Novan for its fiscal year ending December 31, 2018. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or over the Internet.
•	You may send a timely written notice that you are revoking your proxy to Novan’s Corporate Secretary at Novan, Inc., Attn: Corporate Secretary, 4105 Hopson Road, Morrisville, NC 27560.
•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the Annual Meeting, who will separately count votes “FOR” and “Against,” abstentions or withheld votes, and, if applicable, broker non-votes. Votes withheld on Proposal 1 will have no effect and will not be counted towards the vote for Proposal 1. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank, custodian or other nominee holding the shares as to how to vote on matters deemed by Nasdaq to be “non-routine,” the broker or nominee cannot vote the shares. These un-voted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “FOR” votes	Withheld votes will have no effect	None

2	Ratification of the selection of BDO USA, LLP as Novan’s independent registered public accounting firm for its fiscal year ending December 31, 2018	“FOR” votes from the holders of a majority of shares present and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. Abstentions and broker non-votes will also be considered present for purposes of determining the existence of a quorum. On the record date, there were 26,038,742 shares outstanding and entitled to vote. Thus, the holders of 13,019,372 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Where can I find more information about Novan?

We file periodic reports with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports and other information regarding issuers that file electronically. Our filings with the SEC are also available without charge on our website (http://www.Novan.com) as soon as reasonably practicable after filing. Further, the reports filed with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room.

JOBS Act Explanatory Note

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) December 31, 2021, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more, (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years or (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors consists of nine directors and is divided into three classes with staggered, three-year terms. Directors in Class II will stand for election at the Annual Meeting on June 4, 2018. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders to be held in 2019 and 2020, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the three Class II nominees named below, each of whom is currently serving as a director in Class II, be elected as a Class II director for a three-year term expiring at the 2021 Annual Meeting of Stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes for the election of directors.

Information about our directors, including the director nominees, their ages as of March 31, 2018, occupations and length of board service are provided in the tables below. Additional biographical descriptions are set forth in the text below the tables and include the primary individual experience, qualifications, attributes and skills of each director that led to the conclusion that such director should serve as a member of our board of directors at this time.

Nominees for Election to the Board of Directors at the Annual Meeting

Name of Director/Nominee	Age	Principal Occupation	Director Since
Robert A. Ingram (1)	75	General Partner, Hatteras Venture Advisors III, LLC	2011
G. Kelly Martin	59	Chief Executive Officer, Novan, Inc.	2015
Machelle Sanders (2)(3)	54	Secretary of the N.C. Department of Administration	2017

(1)	Member of the nominating and corporate governance committee
(2)	Member of the science and technology committee
(3)	Member of the compensation committee

Robert A. Ingram is the Chairman of our board of directors and has served as a member of our board of directors since 2011. Since 2007, he has been a general partner at Hatteras Venture Advisors III, LLC, a venture capital firm. Mr. Ingram currently serves on the board of directors of Malin Corporation plc, Cree, Inc., BioCryst Pharmaceuticals, Inc., Viamet Pharmaceuticals, Inc. and PhaseBio Pharmaceuticals, Inc. We believe that Mr. Ingram’s significant experience and leadership in the pharmaceutical industry qualifies him to serve as chairman of our board of directors.

G. Kelly Martin is our Chief Executive Officer and has served as a member of our board of directors since 2015. He serves as an advisor to, and from August 2015 to October 2017, served as the chief executive officer of, Malin Corporation plc, a biotechnology company. Mr. Martin also served as the chief executive officer of Elan Corporation plc, a biotechnology company, from February 2003 to December 2013, and founded Brandon Point Industries, a life sciences company, in January 2014, where he currently serves as a director. Before joining Elan, Mr. Martin spent more than 20 years at Merrill Lynch & Co., Inc. where he held a broad array of operating and executive responsibilities. We believe that Mr. Martin’s extensive experience and leadership in the biotechnology and financial industries qualifies him to serve on our board of directors.

Machelle Sanders is Secretary of the N.C. Department of Administration, appointed by Governor Roy Cooper, and has served as a member of our board of directors since September 2017. As Administration Secretary, Ms. Sanders oversees the state agency that aims to provide high-quality services to the citizens, agencies and communities of North Carolina and provides leadership for staff support to several councils and commissions. Ms. Sanders brings over 29 years of progressive pharmaceutical and biotechnology experience, having previously served at Biogen, Inc., a multinational biotechnology company, as vice president of quality assurance and vice president of manufacturing and general manager from 2009 to 2015. Ms. Sanders has also held leadership positions in manufacturing, global quality assurance and quality control at Biogen, Inc., Purdue Pharmaceuticals, a pharmaceutical company, and Diosynth-Akzo Nobel, a company that develops and offers manufacturing processes for active ingredients for pharmaceutical companies. We believe that Ms. Sanders’s broad and extensive knowledge of pharmaceutical manufacturing, quality systems and leadership experience qualifies her to serve on our board of directors.

Continuing Directors

Name of Director	Age	Principal Occupation	Director Since
Class I Directors:
Nathan Stasko, Ph.D. (4)	38	President and Chief Scientific Officer, Novan, Inc.	2006
John Palmour, Ph.D. (1)(3)	57	Vice President and Chief Technology Officer, Wolfspeed, a Cree, Inc. company	2010
Paula Brown Stafford (4)	53	Chief Development Officer, Novan, Inc.	2017
Eugene Sun (4)	58	Pharmaceutical Executive Consultant and former Chief Executive Officer of Melinta Therapeutics, Inc.	2018

Class III Directors:
W. Kent Geer (1)(2)	63	Managing Director—Finance and Investor Relations, Med1 Ventures, LLC	2015
Robert J. Keegan (1)(2)	70	Retired Chief Executive Officer, Goodyear Tire and Rubber Co.	2016
Sean Murphy (3)	65	Senior Advisor, Evercore Partners	2015

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee
(4)	Member of the science and technology committee

Nathan Stasko is one of our co-founders and has served as our President and a member of our board of directors since 2006. Dr. Stasko also served as our Chief Executive Officer from 2006 to 2017, and in 2017 became our Chief Scientific Officer. We believe that Dr. Stasko’s extensive experience in chemistry, life sciences and technology, including leading expertise in the field of nitric oxide, qualifies him to serve on our board of directors.

John Palmour has served as a member of our board of directors since 2010. Since 1987, Dr. Palmour has worked at Cree, Inc., a company he co-founded and for which he currently serves as a vice president and the chief technology officer, for the Wolfspeed Division at Cree, Inc. Dr. Palmour served on Cree’s board of directors from 1995 to 2010. He is currently on the board of directors of Goodzer, Inc., a privately held company focused on local services Internet advertising. We believe that Dr. Palmour’s significant experience and leadership in the technology field and the advancement of innovation to broad-scale product commercialization qualifies him to serve on our board of directors.

Paula Brown Stafford has served as our Chief Development Officer since March 2017 and as a member of our board of directors since August 2017. Prior to joining Novan, Ms. Stafford held various roles of increasing importance at Quintiles Transnational Holdings Inc. (now IQVIA Holdings Inc.), a leading multinational provider of biopharmaceutical development services and commercial outsourcing services, since 1985, including serving as President of Clinical Development from 2010 to 2015, where she was responsible for all Phase I-IV clinical development operations globally and served on the Quintiles Executive Committee. Ms. Stafford also serves as a director of Health Decisions, Inc., a contract research organization for women’s health and diagnostics, and as an adjunct professor in Public Health Leadership at the Gillings School of Global Public Health at the University of North Carolina, Chapel Hill. We believe that Ms. Stafford’s extensive experience and leadership in clinical research and pharmaceutical product development qualifies her to serve on our board of directors.

Eugene Sun has served as a member of our board of directors since 2018. Dr. Sun served as the chief executive officer for Melinta Therapeutics, Inc., a biopharmaceutical company focused on antibiotics, from 2015 to 2017 and as its executive vice president from 2013 to 2015. Since 2017, Dr. Sun has been providing consulting services within the pharmaceutical industry. Prior to joining Melinta, Dr. Sun served for 17 years and held senior positions at Abbott Laboratories, a multinational health care company, most recently as corporate vice president, global pharmaceutical clinical development. From 2001 to 2007, Dr. Sun served on the FDA Antiviral Drugs Advisory Committee, a panel of independent infectious disease experts. We believe that Dr. Sun’s extensive experience and leadership in clinical research and pharmaceutical product development qualifies him to serve on our board of directors.

W. Kent Geer has served as a member of our board of directors since 2015. Since 2016, Mr. Geer has served as managing director, finance and investor relations for Med1 Ventures, LLC, an early stage medical device development company. Mr. Geer was an audit partner with Ernst & Young LLP from 1989 to 2011. Beginning in 2012, Mr. Geer served as the chairman of the board of directors of PowerSecure International, Inc. until the successful sale of the company in May 2016. We believe that Mr. Geer’s significant experience and leadership in public accounting and the biotechnology, pharmaceutical and technology industries qualifies him to serve on our board of directors.

Robert J. Keegan has served as a member of our board of directors since 2016. Mr. Keegan held the roles of chief executive officer and chairman of the board of directors of Goodyear Tire and Rubber Co. from 2000 to 2010. Most recently, he was an operating partner of the San Francisco-based private equity firm Friedman, Fleischer & Lowe. From 1972 to 2000, Mr. Keegan held various marketing, financial and managerial posts at Eastman Kodak, except for a two-year period from 1995 to 1997 when he worked as an executive vice president of the Avery Dennison Corporation. Mr. Keegan is chairman of the board of directors of Loparex, Inc., is non-executive chairman of the board of directors of Xerox Corporation and serves on the board of directors of Duke University’s Fuqua Business School and the Heart Center of Duke University. Mr. Keegan is a partner of L&K Properties of North Carolina. We believe that Mr. Keegan’s broad business experience, executive leadership expertise and extensive knowledge of financial and operational matters qualifies him to serve on our board of directors.

Sean Murphy has served as a member of our board of directors since 2015. Since 2011, Mr. Murphy has been a senior advisor at Evercore Partners, an investment banking advisory firm. Mr. Murphy is the former head of corporate M&A and business development at Abbott Laboratories. Mr. Murphy also currently serves as a member of the leadership team at Malin Corporation plc and on the board of directors of Immucor, Inc., Viamet Pharmaceuticals, Inc., Altan Pharma Limited, KNOW Bio, LLC and NeuVt Limited. We believe that Mr. Murphy’s extensive experience and leadership in the life sciences and financial industries qualifies him to serve on our board of directors.

The Board of Directors Recommends

a Vote in Favor of Each Named Nominee.

CORPORATE GOVERNANCE MATTERS

Novan is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the Company. Our Corporate Governance Guidelines are available without charge on the “Corporate Governance” page of the “Investor Relations” section of our website, which may be accessed by navigating to http://investors.novan.com/, by clicking the link under “Corporate Governance” and then by clicking on “Corporate Governance Guidelines” under “Governance Documents.” Our nominating and corporate governance committee reviews the Corporate Governance Guidelines periodically and recommends changes to our board of directors as warranted. The reference to our website does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this proxy statement.

Board Leadership Structure

The board’s leadership structure is a separate chairman of the board of directors and chief executive officer. Mr. Robert A. Ingram was appointed as our chairman in February 2016. The chairman has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the board. Accordingly, the chairman has substantial ability to shape the work of the board. The board believes that separation of the positions of chairman and chief executive officer reinforces the independence of the board in its oversight of the business and affairs of Novan and is appropriate for Novan. In addition, the board believes that having an independent chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the board believes that having an independent chairman can enhance the effectiveness of the board as a whole. In June 2017, the board also appointed W. Kent Geer to serve as its Lead Independent Director.

Role of Board in Risk Oversight

The audit committee of our board is primarily responsible for overseeing our risk management on behalf of our board. The audit committee receives reports from management on at least a quarterly basis regarding our assessment of risks. In addition, the audit committee reports regularly to our board, which also considers our risk profile. The audit committee and our board focus on the most significant risks we face and our general risk-management strategies. While our board oversees our risk management, management is responsible for day-to-day risk-management processes.

Our board regularly reviews information regarding our credit, liquidity and operations, as well as risks associated with each. Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. Our audit committee oversees management of financial risks. Our compensation committee oversees the management of risks related to our executive compensation plans and arrangements. Our nominating and corporate governance committee manages risks associated with the independence of our board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks.

Independence of Directors

Our common stock is listed on The Nasdaq Global Market. Under the listing requirements and rules of The Nasdaq Global Market, independent directors must comprise a majority of our board of directors, and each member of our audit committee, compensation committee and nominating and governance committee must be independent. Under the rules of The Nasdaq Global Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of a company’s audit committee, the company’s board of directors or any other board committee, (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Robert A. Ingram, Sean Murphy, W. Kent Geer, Robert J. Keegan, John Palmour, Machelle Sanders and Eugene Sun do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the listing requirements and rules of The Nasdaq Global Market. Our board of directors previously determined that G. Kelly Martin was “independent” before such time as he accepted appointment as our Interim Chief Executive Officer. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Our board of directors also determined that W. Kent Geer, Robert J. Keegan and John Palmour, each of the three members of our audit committee, satisfy the independence standards for the audit committee established by applicable SEC rules and the listing standards of The Nasdaq Global Market and Rule 10A-3.

Our board of directors has determined that Robert J. Keegan, W. Kent Geer and Machelle Sanders, the three current members of our compensation committee, and Sean Murphy, Robert A. Ingram and John Palmour, the three members of our nominating and corporate governance committee, are independent within the meaning of the applicable listing standards of The Nasdaq Global Market. Our board of directors previously determined that G. Kelly Martin, who previously served on our compensation committee, was independent within the meaning of the applicable listing standards of The Nasdaq Global Market before such time as he accepted appointment as our Interim Chief Executive Officer, at which point he stepped down from our compensation committee. Mr. Martin was subsequently appointed as our Chief Executive Officer in April 2018.

Board Committees

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a science and technology committee. The science and technology committee was formed in February 2018 to oversee and advise our board of directors on the strategic direction and medical applications of Novan’s proprietary nitric oxide-based technology. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of W. Kent Geer, Robert J. Keegan and John Palmour. The chair of our audit committee is W. Kent Geer, who our board of directors has determined is an “audit committee financial expert,” as that term is defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act, and possesses financial sophistication, as defined under the listing standards of The Nasdaq Global Market. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable SEC and Nasdaq requirements. To arrive at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of his experience in the corporate finance sector.

The responsibilities of our audit committee include:

•	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;
•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	discussing our risk management policies;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.

Compensation Committee

Our compensation committee consists of Robert J. Keegan, W. Kent Geer and Machelle Sanders and, until acceptance of his appointment as our Chief Executive Officer on an interim basis in June 2017, also included G. Kelly Martin. The chair of our compensation committee is Robert J. Keegan.

The responsibilities of our compensation committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our chief executive officer and our other executive officers;
•	reviewing and recommending to our board of directors the compensation of our directors;
•	selecting independent compensation consultants and advisers and assessing whether there are any conflicts of interest with any of the committee’s compensation advisers;
•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans;
•	administering incentive compensation and equity-based plans; and
•	overseeing the management of risks related to executive compensation plans.

Our compensation committee reviews and approves, or recommends for our board’s approval, the compensation of our chief executive officer and our other executive officers. Our compensation committee meets without the presence of executive officers when approving or deliberating on the compensation of our chief executive officer but may, in its discretion, invite our chief executive officer to be present during the approval of, or deliberations with respect to, compensation for our other executive officers. Our compensation committee also periodically reviews and makes recommendations to our board of directors regarding the compensation of our directors. Our compensation committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time.

Our compensation committee has the authority, in its sole discretion, to retain or obtain the advice of such compensation consultants, legal counsel or other advisors as it deems necessary or appropriate. Our compensation committee has engaged an external compensation consultant, Pay Governance, to evaluate our executive compensation program and practices and to provide advice and ongoing assistance on executive compensation matters. Specifically, for the 2017 fiscal year, Pay Governance assisted the compensation committee with the following:

•	establishing an updated competitive peer group of publicly traded comparatives to serve as a basis for assessing competitive compensation practices;
•	reviewing and assessing our chief executive officer and other executive officer compensation policies and practices and equity grant profiles; and
•

discussing our ongoing compensation philosophy and equity award strategy, including identifying for discussion any potential changes or enhancements to be brought to the attention of the compensation committee.

Other than the services described above, for which we were billed a total of approximately $147,000 in 2017, Pay Governance has not provided us or our compensation committee with any other services for the year ended December 31, 2017. Representatives of Pay Governance attend regular meetings of the compensation committee, including independent director sessions from time to time without any members of management present. Pay Governance works directly with our compensation committee, and not on behalf of management, to assist the committee in satisfying its responsibilities and will undertake no projects for management without the committee’s prior approval. Our compensation committee has determined that Pay Governance does not have any conflicts of interest in advising the compensation committee under applicable SEC and Nasdaq rules and regulations.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Sean Murphy, Robert A. Ingram and John Palmour. The chair of our nominating and corporate governance committee is Sean Murphy.

The responsibilities of our nominating and corporate governance committee include:

•	identifying persons qualified to become members of our board;
•	recommending to our board the persons to be nominated for election as directors and for appointment to each of the board’s committees;
•	reviewing and making recommendations to our board with respect to management succession planning;
•	developing and recommending to our board corporate governance principles; and
•	overseeing a periodic evaluation of our board.

Our nominating and corporate governance committee identifies individuals as candidates to serve on the board of directors and selects, or recommends that the board of directors select, the nominees for all directorships to be filled by the board of directors or by our stockholders at an annual or special meeting. In evaluating the suitability of individual candidates, our nominating and corporate governance committee may take into account many factors, including, among others, personal and professional integrity, ethics and values, experience in corporate management, strong finance experience, practical and mature business judgment, experience relevant to the Company’s industry, experience as a board member or executive officer of another publicly held company, relevant academic expertise or other proficiency in an area of the Company’s operations, diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members and diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience. Neither our board of directors nor our nominating and corporate governance committee has developed a policy with respect to diversity in identifying nominees for director, other than to consider diversity when assessing nominees. Our nominating and corporate governance committee evaluates each person in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors.

Our nominating and corporate governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Stockholder Communications with the Board,” and should include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Science and Technology Committee

Our science and technology committee consists of Eugene Sun, Machelle Sanders, Paula Brown Stafford and Nathan Stasko. The chair of our science and technology committee is Eugene Sun.

The responsibilities of our science and technology committee include:

•	reviewing and advising our board of directors on the overall strategy, direction and effectiveness of our research and development programs;
•	identifying emerging science and technology issues and trends relevant to and in alignment with our strategy and on areas that are important to the success of our research and development activities;
•	reviewing and making recommendations to our board of directors and management with respect to our clinical pipeline;
•	assessing and advising our board of directors on the overall quality and expertise of our medical and scientific talent; and
•

assessing and advising our board of directors on the quality and competitiveness of our research and development programs and technology initiatives from a scientific perspective, including associated risk profile.

The science and technology committee works in consultation with management to assist our board of directors in overseeing and advising our board of directors on the strategic direction and medical applications of our proprietary nitric oxide-based technology.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2017, Robert J. Keegan, W. Kent Geer, G. Kelly Martin and Machelle Sanders served on our compensation committee. When Mr. Martin accepted appointment as our Chief Executive Officer on an interim basis in June 2017, he resigned as a member of our compensation committee. With the exception of Mr. Martin, none of the members of our compensation committee has ever been an officer or employee of Novan. None of the members were parties to any related party transaction with Novan during the year ended December 31, 2017. None of our executive officers serves, or has served during the last fiscal year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Board and Committee Meetings and Attendance

The board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time. During 2017:

•	the board held 17 meetings;
•	the audit committee held 13 meetings;

•	the compensation committee held 9 meetings; and
•	the nominating and corporate governance committee held 3 meetings.

All directors attended at least 75% of the aggregate number of the meetings of the board and the committees on which they served. We do not have a stated policy regarding director attendance at annual stockholder meetings, but strongly encourage our directors to attend each such meeting. At our 2017 Annual Meeting of Stockholders, each our directors as of that date was present.

As required under applicable Nasdaq listing standards, in 2017, Novan’s independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Stockholder Communications with the Board

Stockholders who wish to communicate with the board may do so by sending written communications to our Corporate Secretary addressed as follows: Novan, Inc., Attn: Corporate Secretary, 4105 Hopson Road, Morrisville, NC 27560, or via email to annualmeeting@novan.com. The communications will be reviewed by the Corporate Secretary. The Corporate Secretary will forward such communication to the board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case the Corporate Secretary shall discard the communication.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and other employees. Our Code of Business Conduct and Ethics is available on the “Corporate Governance” page of the “Investor Relations” section of our website, which may be accessed by navigating to http://investors.novan.com/, by clicking the link under “Corporate Governance” and then by clicking on “Code of Business Conduct and Ethics” under “Governance Documents.” We intend to post on our website and (if required) file on Form 8-K all disclosures that are required by applicable law, the rules of the SEC or the Nasdaq listing standards, concerning any amendment to, or waiver from, our Code of Business Conduct and Ethics. However, the reference to our website does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this proxy statement.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

In April 2018, our audit committee determined it to be in the best interest of Novan and our stockholders to select BDO USA, LLP, or BDO, to replace PricewaterhouseCoopers LLP, or PwC, as Novan’s independent registered public accounting firm for the year ending December 31, 2018. PwC has audited Novan’s financial statements since the fiscal year ended December 31, 2013. We have been advised by BDO that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board, or PCAOB, and that it complies with the auditing, quality control and independence standards and rules of the PCAOB.

Our audit committee has directed that management submit the selection of BDO as its independent registered public accounting firm for the fiscal year ending December 31, 2018 for ratification by the stockholders at the Annual Meeting. Representatives of BDO are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. We do not expect that a representative of PwC will be present at the Annual Meeting.

Neither Novan’s bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as Novan’s independent registered public accounting firm. However, we are submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our audit committee will reconsider the retention of that firm. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Novan and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of BDO.

Change in Independent Auditor

Our audit committee conducted a process to determine the audit firm that would serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018. On April 13, 2018, we notified PwC that we had dismissed PwC as our independent registered public accounting firm. The audit committee approved, and the board concurred with, this on April 12, 2018.

PwC’s report on our annual financial statements for the fiscal years ended December 31, 2017 and December 31, 2016 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles; provided, however, that the report for the fiscal year ended December 31, 2017 included an explanatory paragraph related to the existence of substantial doubt about our ability to continue as a going concern.

During the fiscal years ended December 31, 2017 and December 31, 2016, and in the interim period from January 1, 2018 through April 13, 2018, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and PwC on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with any report prepared by PwC. Further, there have been no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

We furnished a copy of the above disclosures to PwC and requested that PwC provide a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above.

On April 12, 2018, our audit committee approved, and our board concurred with, the engagement of BDO as our independent registered public accounting firm to perform independent audit services, effective April 13, 2018, subject to completion of BDO’s standard client acceptance procedures. On April 18, 2018, BDO completed its procedures and accepted appointment as the Company’s independent registered public accounting firm.

Neither we, nor anyone on our behalf, has consulted BDO regarding the application of accounting principles related to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or as to any disagreement or reportable event as described in Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively, of Regulation S-K.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Novan for the fiscal years ended December 31, 2017, and December 31, 2016, by BDO.

Fiscal Year Ended
	2017	2016
(in thousands)
Audit Fees	$—	$—
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$—	$—

The following table represents aggregate fees billed to Novan for the fiscal years ended December 31, 2017, and December 31, 2016, by PwC, our independent registered public accounting firm for the fiscal years ended December 31, 2017 and December 31, 2016.

	Fiscal Year Ended
	2017	2016
	(in thousands)
Audit Fees (1)	$588	$428
Audit-related Fees	—	—
Tax Fees (2)	—	12
All Other Fees (3)	3	3
Total Fees	$591	$443

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of the interim consolidated financial statements, the issuance of consent and comfort letters in connection with registration statement filings with the SEC and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Consists of fees associated with the preparation of our annual federal and state income tax provisions and returns.
(3)	Annual license fee for access to an accounting research software application.

All fees described above were approved by our audit committee.

Pre-Approval Policies and Procedures

Our audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Novan’s independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Our audit committee has determined that the rendering of services other than audit services by PwC prior to their dismissal in April 2018 and by BDO are compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD1

During 2017, three independent, non-employee directors served on our audit committee: W. Kent Geer, Robert J. Keegan and John Palmour.

The principal purpose of our audit committee is to assist the board of directors in its oversight of Novan’s accounting and financial reporting processes and audits of Novan’s consolidated financial statements. Our audit committee is responsible for appointing, evaluating, retaining and, when necessary, terminating our independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm.

Management is responsible for Novan’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Novan’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Novan’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States.

In this context, the audit committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2017, with management and PricewaterhouseCoopers LLP. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on its review and discussions with management and the independent registered public accounting firm, the audit committee has recommended to the board of directors that the audited financial statements be included in Novan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the Audit Committee

W. Kent Geer, Chair

Robert J. Keegan

John Palmour

[1]

The information contained in the following report of Novan’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Novan under the Exchange Act or the Securities Act of 1933 unless and only to the extent that Novan specifically incorporates it by reference.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information regarding our executive officers as of March 31, 2018:

Name	Age	Position(s)
G. Kelly Martin	59	Chief Executive Officer and Director
Nathan Stasko	38	President, Chief Scientific Officer and Director
Jeff N. Hunter	61	Executive Vice President, Chief Business Officer and Corporate Secretary
Paula Brown Stafford	53	Chief Development Officer and Director

For information regarding Mr. Martin, Dr. Stasko and Ms. Stafford, please refer to “Proposal 1—Election of Directors,” above.

Jeff N. Hunter is currently our Executive Vice President, Chief Business Officer and Corporate Secretary and has served in several roles at the Company since 2006. Previously, Mr. Hunter was a co-founder and former chief executive officer and chairman of Charles & Colvard, a small-cap public company. He has also served on the board of directors of the North Carolina Biotechnology Center since 2015.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

This section discusses the material components of the executive compensation program with respect to the 2017 fiscal year for our “named executive officers,” including the individuals who served as our principal executive officer during the year and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2017.

Our named executive officers for the 2017 fiscal year were:

•	G. Kelly Martin, Chief Executive Officer;
•	Nathan Stasko, Ph.D., President and Chief Scientific Officer, Former Chief Executive Officer;
•	Jeff N. Hunter, Executive Vice President, Chief Business Officer and Corporate Secretary; and
•	Paula Brown Stafford, Chief Development Officer

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2017, and December 31, 2016.

					Non-Equity
					Incentive
				Option	Plan	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)
G. Kelly Martin (4)	2017	—	—	100,000	—	38,125	138,125
Chief Executive Officer

Nathan Stasko, Ph.D. (5)	2017	393,340	—	125,635	235,004	8,730	762,709
President and Chief Scientific Officer, Former Chief Executive Officer	2016	360,000	—	1,409,323	203,040	8,192	1,980,555

Jeff N. Hunter (6) Executive Vice President, Chief Business Officer and Corporate Secretary	2017	303,797	—	234,563	125,356	9,026	672,742

Paula Brown Stafford (7) Chief Development Officer	2017	171,467 (8)	118,315 (9)	491,540	60,000	33,000	874,322

(1)

Amounts reflect the grant-date Black-Scholes value of the stock options granted during 2017 and 2016, as applicable, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For a discussion of the assumptions used to calculate the value of all option awards made to our executive officers during 2017, see Notes 1 and 8 to our financial statements and the discussion under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates—Stock-Based Compensation” included in our Annual Report on Form 10-K filed with the SEC on March 27, 2018.

(2)

Each named executive officer was eligible to receive an annual performance-based cash bonus with respect to the fiscal year ended December 31, 2017, under Novan’s Senior Executive Annual Incentive Plan. For a discussion of the named executive officer’s annual bonus opportunity and actual earned cash bonus for 2017, as determined by the compensation committee, please review the section entitled “Executive Compensation and Related Information—Narrative to Summary Compensation Table—Bonuses.”

(3)

All other compensation for Dr. Stasko and Mr. Hunter includes matching contributions made under our 401(k) plan and premiums for executive life insurance. In addition, prior to Ms. Stafford’s commencement date as our

Chief Development Officer, we made certain payments totaling approximately $33,000 to Habergeon LLC, where Ms. Stafford is managing director, for consulting services rendered. Finally, we paid a cash fee to Mr. Martin for his service as a director, as explained further below.

(4)

Mr. Martin began serving as our Chief Executive Officer on an interim basis effective June 4, 2017 before being appointed as our Chief Executive Officer in April 2018. We have not paid Mr. Martin any compensation in his capacity as Chief Executive Officer. Mr. Martin has been and is currently being compensated pursuant to our non-employee director compensation policy, which is described in the section entitled “Director Compensation.”

(5)	Dr. Stasko transitioned from serving as our Chief Executive Officer to serving as our President and Chief Scientific Officer effective June 4, 2017.
(6)

Effective August 1, 2017, Mr. Hunter was promoted to Executive Vice President and Chief Business Officer. Mr. Hunter also served as our Interim Chief Financial Officer from January 20, 2018 until April 11, 2018.

(7)	Ms. Stafford began serving as our Chief Development Officer on March 20, 2017.
(8)

The amount disclosed as salary represents the amount earned from March 20, 2017, the date Ms. Stafford’s employment commenced, through December 31, 2017. Ms. Stafford provides services on a part-time basis and currently receives base compensation at a rate of $288,000, equivalent to 75% of $384,000 on a full time basis.

(9)	This represents bonus compensation paid to Ms. Stafford pursuant to her employment agreement as amended and is not associated with the Senior Executive Annual Incentive Plan.

Narrative to Summary Compensation Table

Elements of Compensation

During 2017, we compensated our named executive officers through a combination of base salary, cash bonuses, annual cash incentives, long-term equity incentive awards granted under the 2016 Plan, and other perquisites and benefits as described below. The discussion below is not applicable to Mr. Martin, whom we compensate solely through our non-employee director compensation policy.

Annual Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In 2017, we paid an annual base salary of $393,340 to Dr. Stasko, $303,797 to Mr. Hunter, and $171,467 to Ms. Stafford (equivalent to $384,000 on a full-time annual basis).

Bonuses

In accordance with their employment arrangements, each of our named executive officers had an annual target bonus opportunity for 2017 performance equal to a percent of base salary as follows: 60% for Dr. Stasko, 35% for Mr. Hunter and 35% for Ms. Stafford. Our compensation committee evaluated performance for the fiscal year ended 2017 under the Company’s Senior Executive Annual Incentive Plan and determined that our named executive officers would receive 100% of their target bonuses for 2017 performance. For 2017, we paid an annual bonus under the Senior Executive Annual Incentive Plan of $235,004 to Dr. Stasko, $125,356 to Mr. Hunter, and $60,000 to Ms. Stafford.

Additionally, in 2017, Ms. Stafford earned discretionary bonuses totaling $118,315 pursuant to the terms of her executed offer letter, as amended. These discretionary bonuses were not associated with the Senior Executive Annual Incentive Plan.

Equity Compensation

We currently sponsor the Novan, Inc. 2008 Stock Plan, or the 2008 Plan, and the 2016 Incentive Award Plan, or the 2016 Plan. Following the adoption of the 2016 Plan in connection with our 2016 initial public offering, no further awards have been or will be made under the 2008 Plan. In 2017, stockholders approved an increase in the authorized shares under the 2016 Plan.

We award stock options to our employees, including to our non-executive employees, on an annual basis and subject to approval by the compensation committee. These grants to our executives and other employees are generally made in the first quarter of the subsequent fiscal year and represent a long-term incentive component of the employees’ overall compensation structure for the fiscal year. In February 2018, for performance in the 2017 fiscal year, Dr. Stasko received an option to purchase 35,000 shares of common stock, Mr. Hunter received an option to purchase 35,000 shares of common stock and Ms. Stafford received an option to purchase 12,146 shares of common stock.

Discrete additional grants may be made from time to time and at the discretion of our board, specifically the compensation committee. During the 2017 fiscal year, Dr. Stasko received an additional option to purchase 80,000 shares of common stock in connection with the amendment to his amended and restated employment agreement. In addition, Mr. Hunter received an additional option to purchase 80,000 shares of common stock in connection with his promotion to Executive Vice President and Chief Business Officer. These grants to Dr. Stasko and Mr. Hunter include vesting provisions tied to achievement of certain performance-based conditions.

Additionally, in 2017, Ms. Stafford received discretionary equity awards in the form of options to purchase a total of 152,901 shares of common stock. These discretionary awards, the terms of which are described in the section below entitled “Outstanding Equity Awards at Fiscal Year End,” were made pursuant to the terms of her executed offer letter, as amended.

Initial option grants to our executive officers are generally set forth in their employment agreements. These initial grants are the product of negotiation with the executive officer, but we generally seek to establish equity ownership levels that we believe are commensurate with the equity stakes held by executive officers serving in similar roles at comparable biopharmaceutical companies.

The majority of the stock option grants we have made to our executive officers vest over three years. However, from time to time, our board has approved grants with different and sometimes shorter vesting provisions or performance-based conditions. Our historical practice was to provide for 100% acceleration of vesting of outstanding stock options in the event of a change of control. Under the 2016 Plan, awards are not automatically accelerated upon a change in control. There is “double trigger” treatment of time-based awards, where they are accelerated only if termination without cause occurs within twelve months following a change in control, and performance-based awards are subject to the award agreement or the compensation committee’s discretion. Additional information regarding the effect of accelerated vesting upon a change in control with respect to our named executive officers is discussed below under “Executive Compensation—Arrangements with our Named Executive Officers.”

Other Elements of Compensation

Retirement Plans

We currently maintain the Novan, Inc. 401(k) Plan, a defined contribution retirement savings plan, or the 401(k) Plan, for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. In 2017, each participant in the 401(k) Plan was eligible to receive matching contributions of up to 3% of such participant’s base salary. These matching contributions are fully vested after one full year of employment. We believe that providing a vehicle for retirement savings though our 401(k) Plan and making matching contributions adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;
•	medical and dependent care flexible spending accounts;
•	short-term and long-term disability insurance; and
•	life insurance.

In addition to the health and welfare benefits described above, our named executive officers participate in a company-paid executive life insurance plan. We generally do not provide any other perquisites to our named executive officers.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2017.

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
G. Kelly Martin	09/20/16	(1)	14,484	—	11.00	09/19/26
Chief Executive Officer	06/05/17	(2)	17,007	17,007	4.64	06/04/27

Nathan Stasko	12/29/14	(3)	45,000	—	1.12	11/30/24
President and Chief Scientific Officer,	02/29/16	(4)	73,333	46,667	15.20	02/28/26
Former Chief Executive Officer	06/12/17	(5)	7,083	35,417	4.23	06/11/27
	07/06/17	(6)	—	80,000	3.82	07/05/27

Jeff N. Hunter	03/14/14	(7)	11,667	—	1.12	03/13/24
Executive Vice President, Chief Business Officer and Corporate Secretary	02/29/16	(8)	9,167	5,833	15.20	02/28/26
	03/06/17	(9)	3,888	7,777	6.95	03/05/27
	08/01/17	(10)	50,000	30,000	5.48	07/31/27

Paula Brown Stafford	03/20/17	(11)	54,000	—	6.53	03/20/27
Chief Development Officer	08/25/17	(12)	15,250	15,250	4.27	08/14/27
	10/12/17	(13)	—	68,401	5.03	10/11/27

(1)	The option was granted under the 2016 Plan and vests in four equal quarterly installments, with the first installment vesting on December 20, 2016.
(2)	The option was granted under the 2016 Plan and vests in four equal quarterly installments, with the first installment vesting on September 5, 2017.
(3)	The option was granted under the 2008 Plan and vests in thirty-six equal monthly installments on the first day of each month following December 1, 2014.
(4)	The option was granted under the 2008 Plan and vests in thirty-six equal monthly installments on the first day of each month following February 29, 2016.
(5)	The option was granted under the 2016 Plan and vests in thirty-six equal monthly installments each month following June 12, 2017.
(6)	The option was granted under the 2016 Plan and vests, if at all, upon satisfaction of certain performance criteria.
(7)	The option was granted under the 2008 Plan and vests annually in three equal installments on the anniversary of March 14, 2014.
(8)	The option was granted under the 2008 Plan and vests in thirty-six equal monthly installments on the first day of each month following February 29, 2016.
(9)

The option was granted under the 2016 Plan and vests in three equal installments, with the first installment vesting immediately on March 6, 2017 and the remaining vesting upon each anniversary of the grant date.

(10)

The option was granted under the 2016 Plan, with 25,000 shares subject to the option vesting immediately as of August 1, 2017, 25,000 shares vesting on November 1, 2017 following achievement of certain performance criteria, and the remaining 30,000 shares subject to the option vesting, if at all, upon satisfaction of additional performance criteria.

(11)	The option was granted under the 2016 Plan and vested six months from March 20, 2017.
(12)	The option was granted under the 2016 Plan and vests in four equal quarterly installments, with the first installment vesting on September 5, 2017.
(13)	The option was granted under the 2016 Plan and vests six months from October 12, 2017.

Arrangements with our Named Executive Officers

We have entered into employment arrangements with our named executive officers that set forth certain terms and conditions of their employment, including base salary and employee benefits.

Arrangements with G. Kelly Martin

Mr. Martin began serving as our Chief Executive Officer on an interim basis on June 4, 2017 before being appointed as our Chief Executive Officer in April 2018, and our sole compensatory arrangement with him is pursuant to our Non-Employee Director Compensation Policy. See “Director Compensation.”

Amended and Restated Employment Agreement, as amended, with Nathan Stasko

Dr. Stasko serves as our President and Chief Scientific Officer pursuant to an amended and restated employment agreement, dated as of April 13, 2016, as amended June 4, 2017, or the Stasko Employment Agreement, pursuant to which he receives an annual base salary of $400,000, is eligible to receive an annual performance-based bonus with a target bonus equal to 60% of his base salary and is eligible to receive at the sole discretion of the board, an annual equity award. The Stasko Employment Agreement also provides Dr. Stasko with eligibility to participate in standard benefit plans as well as an executive life insurance plan and reimbursement of reasonable business expenses. Dr. Stasko received an additional option to purchase 80,000 shares of common stock in connection with the amendment to his amended and restated employment agreement.

In the event of Dr. Stasko’s “separation from service” by us without “cause” or by Dr. Stasko for “good reason,” each as defined in the Stasko Employment Agreement, then in addition to any accrued amounts and subject to Dr. Stasko timely delivering an effective release of claims in our favor, Dr. Stasko will be entitled to receive (i) payment of an amount equal to 12 months of his base salary, paid in installments over 12 months in accordance with standard payroll practices, (ii) reimbursement of Dr. Stasko’s applicable COBRA premiums for up to 12 months after the separation date, (iii) vesting of any time-based options that would have vested during the calendar year but for the termination, provided that they are exercised within 90 days of the termination date and (iv) payment of any bonus earned from a prior calendar year but not yet paid, to be paid in a lump sum, less applicable withholdings. Upon separation from service by Dr. Stasko other than for good reason or due to death or disability, or by us for cause, Dr. Stasko will not be entitled to any additional compensation beyond any accrued amounts.

Notwithstanding the foregoing, the Stasko Employment Agreement further provides that, in the event such separation from service of Dr. Stasko by us without cause or by Dr. Stasko for good reason within 6 months after the occurrence of a “change in control” as defined in the Stasko Employment Agreement, all of Dr. Stasko’s unvested stock options will vest and become immediately exercisable, and any restricted stock granted to Dr. Stasko will be released from our repurchase rights.

Arrangements with Jeff N. Hunter

Mr. Hunter serves as our Executive Vice President and Chief Business Officer pursuant to an employment agreement, with an effective date of April 15, 2018, or the Hunter Employment Agreement, pursuant to which he receives an annual base salary of $350,000, is eligible to receive an annual performance-based bonus with a target bonus equal to 35% of his base salary and is eligible to receive at the sole discretion of the board, an annual equity award. The Hunter Employment Agreement also provides Mr. Hunter with eligibility to participate in standard benefit plans as well as an executive life insurance plan and reimbursement of reasonable business expenses.

In the event of Mr. Hunter’s “separation from service” by us without “cause” or by Mr. Hunter for “good reason,” each as defined in the Hunter Employment Agreement, then in addition to any accrued amounts and subject to Mr. Hunter timely delivering an effective release of claims in our favor, Mr. Hunter will be entitled to receive (i) payment of an amount equal to 12 months of his base salary, paid in installments over 12 months in accordance with standard payroll practices, (ii) reimbursement of Mr. Hunter’s applicable COBRA premiums for up to 18 months after the separation date, (iii) vesting of any time-based options that would have vested during the calendar year but for the termination, provided that they are exercised within 90 days of the termination date and (iv) payment of any bonus earned from a prior calendar year but not yet paid, to be paid in a lump sum, less applicable withholdings. Upon separation from service by Mr. Hunter other than for good reason or due to death or disability, or by us for cause, Mr. Hunter will not be entitled to any additional compensation beyond any accrued amounts.

Notwithstanding the foregoing, the Hunter Employment Agreement further provides that, in the event such separation from service of Mr. Hunter by us without cause or by Mr. Hunter for good reason within 6 months after the occurrence of a “change in control” as defined in the Hunter Employment Agreement, all of Mr. Hunter’s unvested stock options will vest and become immediately exercisable.

Mr. Hunter has served in several roles at the Company since 2006 and, prior to the execution of the Hunter Employment Agreement, Mr. Hunter was subject to the Company’s Plan for Certain Severance Benefits, or the Severance Plan, applicable to certain of our key employees.

Arrangements with Paula Brown Stafford

Ms. Stafford serves as our Chief Development Officer pursuant to an executed offer letter, dated as of March 13, 2017, as amended October 12, 2017 and March 14, 2018, or the Stafford Offer Letter. Ms. Stafford provides such services on a part-time basis. Ms. Stafford currently receives base compensation at a rate of $288,000, equivalent to 75% of $384,000 on a full-time basis. Ms. Stafford is eligible to receive a performance-based bonus with a target bonus equal to 35% of actual base compensation and is eligible to participate in standard benefit plans. Pursuant to the Stafford Offer Letter, on March 20, 2017, Ms. Stafford received an option to purchase 54,000 shares of the Company’s common stock, and on August 25, 2017, she received an option to purchase 30,500 shares of the Company’s common stock. Additionally, Ms. Stafford received an option to purchase 68,401 shares of common stock in connection with the extension of her employment in October 2017.

Prior to her entering into the Stafford Offer Letter and commencement of her serving as Chief Development Officer, we made certain payments totaling approximately $33,000 to Habergeon LLC, where Ms. Stafford is managing director, for consulting services performed in February 2017 and March 2017.

Director Compensation

The following table sets forth information concerning the compensation of our directors who served during the year ended December 31, 2017, other than Dr. Stasko, Mr. Martin and Ms. Stafford, for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
W. Kent Geer	$64,821	$100,000	$164,821
Robert A. Ingram	$65,000	$100,000	$165,000
Robert J. Keegan	$55,000	$100,000	$155,000
Sean Murphy	$45,000	$100,000	$145,000
John Palmour	$47,500	$100,000	$147,500
Machelle Sanders	$10,452	$69,315	$79,767

(1)

Amounts reflect the grant-date Black-Scholes value of stock awards and stock options granted during 2017, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For a discussion of the assumptions used to calculate the value of all stock awards and option awards made to our directors, see Notes 1 and 8 to our financial statements and the discussion under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical

Accounting Policies and Use of Estimates—Stock-Based Compensation” included in our Annual Report on Form 10-K filed with the SEC on March 27, 2018. These amounts do not necessarily correspond to the actual value that may be recognized from the option awards by the applicable directors.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2017, by each director who was serving as of December 31, 2017, other than Dr. Stasko, Mr. Martin and Ms. Stafford. No director held any other equity awards.

Name	Options Outstanding at Fiscal Year End
W. Kent Geer	63,748
Robert A. Ingram	48,498
Robert J. Keegan	48,498
Sean Murphy	48,498
John Palmour	48,862
Machelle Sanders	19,240

Non-Employee Director Compensation Policy

On March 14, 2018, we amended the Novan, Inc. Non-Employee Director Compensation Policy, or the Director Compensation Policy, for our non-employee directors that consists of annual retainer fees and equity awards that will be paid or made automatically and without further action by our board. Pursuant to the Director Compensation Policy, subject to continued service on our board, (i) each non-employee director receives an annual cash retainer of $35,000; (ii) each non-employee director serving as a committee chair receives an additional annual retainer between $10,000 and $20,000; (iii) each non-employee director serving as a committee member receives an additional annual retainer between $5,000 and $7,500; (iv) the non-employee chairman of our board receives an additional annual retainer of $25,000; and (v) the lead independent director receives an additional annual retainer of $20,000. The Director Compensation Policy also provides each non-employee director with an annual equity award, subject to continued service on the board, with a grant-date fair value of $100,000 (and each non-employee director who is initially elected or appointed on any date other than the date of an annual meeting of stockholders will receive a pro-rated portion of such annual equity award for the year of such election or appointment). Each director equity award will vest and become exercisable in four equal quarterly installments, such that each such award shall be fully vested and exercisable on the first anniversary of the date of grant, subject to the director’s continued service on the board through each applicable vesting date.

Directors have been and will continue to be reimbursed for expenses directly related to their activities as directors, including attendance at board and committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2018, by the following:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors or director nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Applicable percentages are based on 26,038,742 shares outstanding on March 31, 2018, adjusted as required by rules promulgated by the SEC.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants exercisable within 60 days of March 31, 2018, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Novan, Inc., 4105 Hopson Road, Morrisville, NC 27560. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Number of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
5% Stockholders:
Reedy Creek Investments LLC (1)	7,894,736	26.33%
Malin Life Sciences Holdings Limited (2)	2,623,485	10.08%
Directors and Named Executive Officers:
G. Kelly Martin (3)	39,995	*
Nathan Stasko, Ph.D. (4)	971,819	3.71%
Jeff N. Hunter (5)	297,359	1.14%
Robert A. Ingram (6)	109,772	*
W. Kent Geer (7)	66,073	*
Robert J. Keegan (8)	103,030	*
Sean Murphy (9)	39,995	*
John Palmour (10)	568,438	2.18%
Machelle Sanders (11)	9,620	*
Paula Brown Stafford (12)	145,276	*
Eugene Sun (13)	3,270	*
All directors and executive officers, as a group (11 persons) (14)	2,354,647	8.83%

*	Represents beneficial ownership of less than one percent.
(1)

Reedy Creek Investments LLC (“Reedy Creek”) is the direct owner of 3,947,368 shares of common stock and 3,947,368 shares of common stock issuable upon exercise of outstanding warrants. Mr. Donald R. Parker is the sole member of the board of managers and the president and chief executive officer, treasurer and chief financial officer of Reedy Creek. The James H. Goodnight Management Trust (the “Trust”) owns a majority of the equity interests in Reedy Creek and has the right to appoint a majority of the members of the board of managers of Reedy Creek. Dr. James H. Goodnight is the sole trustee of the Trust and directs the voting and investment activities of the Trust. Each of Mr. Parker, the Trust and Dr. Goodnight may be deemed to share voting and dispositive power with respect to the securities owned by Reedy Creek. As such, Mr. Parker, the Trust and Dr. Goodnight may be deemed to be the indirect beneficial owners of the securities owned by Reedy Creek. Each of Mr. Parker, the Trust and Dr. Goodnight disclaims beneficial ownership of the securities owned by Reedy Creek, except to the extent of his and, with respect to the Trust, its, pecuniary interest therein, if any.  The mailing address of Reedy Creek, the Trust and each of the foregoing individuals is 100 SAS Campus Drive, Cary, NC 27513.

(2)

Malin Life Sciences Holdings Limited is a wholly owned subsidiary of Malin Corporation plc. Malin Corporation plc may be deemed to beneficially own the shares and may be deemed to share voting and dispositive power over these shares. The mailing address of Malin Life Sciences Holdings Limited is 2 Harbour Square, Crofton Road, Dun Laoghaire, Co., Dublin, Ireland.

(3)	Consists of options to purchase 39,995 shares of common stock that are exercisable within 60 days of March 31, 2018.
(4)

Consists of (i) 823,833 shares of common stock held by The Stasko Living Trust, with Dr. Stasko as trustee and (ii) options to purchase 147,986 shares of common stock that are exercisable within 60 days of March 31, 2018.

(5)

Includes (i) 174,999 shares of common stock held directly by Mr. Hunter, (ii) 41,666 shares of common stock held by Mr. Hunter’s spouse and (iii) options to purchase 80,694 shares of common stock that are exercisable within 60 days of March 31, 2018.

(6)	Consists of (i) 69,777 shares of common stock held by Mr. Ingram and (ii) options to purchase 39,995 shares of common stock that are exercisable within 60 days of March 31, 2018.
(7)	Consists of (i) 10,828 shares of common stock held by Mr. Geer and (ii) options to purchase 55,245 shares of common stock that are exercisable within 60 days of March 31, 2018.
(8)

Consists of (i) 63,035 shares of common stock held by Robert J. Keegan Trust, with Mr. Keegan as trustee, and (ii) options to purchase 39,995 shares of common stock that are exercisable within 60 days of March 31, 2018.

(9)	Consists of options to purchase 39,995 shares of common stock that are exercisable within 60 days of March 31, 2018.
(10)

Consists of (i) 528,443 shares of common stock, of which 274,875 are held by Palmour 2012 Irrevocable Children’s Trust, with Mr. Palmour as trustee, and (ii) options to purchase 39,995 shares of common stock that are exercisable within 60 days of March 31, 2018.

(11)	Consists of options to purchase 9,620 shares of common stock that are exercisable within 60 days of March 31, 2018.
(12)	Consists of options to purchase 145,276 shares of common stock that are exercisable within 60 days of March 31, 2018.
(13)	Consists of options to purchase 3,270 shares of common stock that are exercisable within 60 days of March 31, 2018.
(14)

Consists of (i) 1,712,581 common shares held by our current executive officers and current directors and (ii) options to purchase 642,066 shares of common stock exercisable within 60 days of March 31, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

Certain Relationships and Related Transactions

The following includes a summary of transactions since January 1, 2016, to which we have been a party, in which the amount involved exceeded or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described in “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Malin Life Sciences Holdings and Majority-owned Subsidiaries

On September 26, 2016, we completed our initial public offering and issued a total of 4,715,000 shares of common stock at a public offering price of $11.00 per share, including 800,000 shares sold to Malin Life Sciences Holding Limited, a greater than 5% stockholder at the time of our initial public offering.

In June 2017, G. Kelly Martin assumed the role of our Interim Chief Executive Officer before being appointed as our Chief Executive Officer in April 2018. Mr. Martin also continues to serve as a member of our board of directors. Until October 1, 2017, Mr. Martin served as chief executive officer of Malin Corporation plc, the parent company of Malin Life Sciences Holdings Limited, or Malin, a greater than 10% shareholder of the Company as of December 31, 2017.

Upon stepping into the Company’s Chief Executive Officer role on an interim basis, Mr. Martin engaged a number of Malin employees to assist him in certain strategic and tactical initiatives and activities. We have agreed to reimburse Malin for its out-of-pocket expenses for Mr. Martin and other Malin employees related to this effort. During the year ended December 31, 2017, we recognized $230,000 in out-of-pocket travel expenses owed to Malin and reimbursed in the first quarter of 2018.

During the year ended December 31, 2017, the Company incurred costs of $69,000 in relation to a development and manufacturing consulting agreement with Cilatus BioPharma AG, or Cilatus, which is majority-owned by Malin Corporation plc. During the first quarter of 2018, the Company entered into additional statements of work with Cilatus to perform research and development consulting services. The statements of work include aggregate estimated fees of $418,000, which are expected to be incurred throughout 2018.

KNOW Bio

As previously disclosed, on December 30, 2015, we completed the distribution, or the Distribution, of all of the outstanding member interests of KNOW Bio, LLC, or KNOW Bio, our former wholly owned subsidiary, pro rata to our stockholders. We do not own an equity interest in KNOW Bio, but we do have variable interests in KNOW Bio. Certain of our directors and executive officers, as well as Malin, own equity interests in KNOW Bio as a result of the Distribution, and Mr. Murphy and Dr. Stasko currently serve as directors of KNOW Bio.

In April 2017, we entered into a master development services and clinical supply agreement with KNOW Bio and entered into related statements of work in the second quarter and second half of 2017, or collectively the KNOW Bio Services Agreement. Under the KNOW Bio Services Agreement, we provided certain development and manufacturing services to KNOW Bio’s respiratory drug development subsidiary. During the year ended December 31, 2017, the Company recognized $375,000 in research and development services revenue for services performed under the KNOW Bio Services Agreement.

In October 2017, we entered into amendments to certain licensing arrangements with KNOW Bio that were originally entered at the time of the Distribution. In connection with those amendments, we made an upfront payment to KNOW Bio of $250,000, and we will be obligated to make certain contingent payments in exchange for the rights granted under the licensing arrangements, as amended.

Arrangements with Executive Officers and Directors

We have entered into employment agreements with certain of our named executive officers. For more information regarding our arrangements with our named executive officers, see “Executive Compensation—Arrangements with our Named Executive Officers.”

We have entered, or will enter, into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

In April 2016, we entered into a Stock Sale and Purchase Agreement with Nathan Stasko, Ph.D., our President and Chief Scientific Officer, pursuant to which we paid approximately $155,000 to repurchase 9,500 shares of our voting common stock.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on review of the forms furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2017, we believe that all Section 16(a) filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2017 (or in 2018, prior to the mailing of this proxy statement), except that two reports covering a total of two transactions, were filed late by Mr. Jeff Hunter, one report covering a total of one transaction was filed late by Dr. Nathan Stasko, and  one report covering a total of one transaction was filed late by Ms. Paula Brown Stafford.

Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2019 proxy statement, your proposal must be received by us no later than December 21, 2018, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2019 Annual Meeting of Stockholders that will not be included in our proxy statement, you must notify us in writing, and such notice must be received by us no earlier than February 4, 2019, and no later than March 6, 2019. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at Novan, Inc., Attn: Corporate Secretary, 4105 Hopson Road, Morrisville, NC 27560, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Novan stockholders will be householding Novan’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Novan. Direct your written request to our Corporate Secretary at Novan, Inc. Attn: Corporate Secretary, 4105 Hopson Road, Morrisville, NC 27560, or contact him at (919) 485-8080. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request householding of their communications should contact their brokers.

By Order of the Board of Directors

/s/ Jeff N. Hunter
Jeff N. Hunter
Corporate Secretary
April 18, 2018

A copy of Novan, Inc.’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 27, 2018, is available on our website, www.Novan.com. A printed copy is also available without charge upon written request to Novan, Inc., Attn: Corporate Secretary, 4105 Hopson Road, Morrisville, NC 27560.

Requests for Directions to the Annual Meeting of Stockholders

The 2018 Annual Meeting of Stockholders will be held on Monday, June 4, 2018, at 9:30 a.m. Eastern Time at the DoubleTree by Hilton Hotel Raleigh-Durham Airport at Research Triangle Park at 4810 Page Creek Lane, Durham, NC 27703. Requests for directions to the meeting location may be directed to Novan, Inc., Attn: Corporate Secretary, 4105 Hopson Road, Morrisville, NC 27560.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

To withhold authority to vote for any individual nominee(s), mark “For All

Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000377160_1 R1.0.1.17 For ithhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Class II Directors Nominees 01 Robert A. Ingram 02 G. Kelly Martin 03 Machelle Sanders NOVAN, INC. 4105 HOPSON ROAD MORRISVILLE, NC 27560 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 2. Ratification of the selection of BDO USA, LLP as independent auditors for the fiscal year ending December 31, 2018 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000377160_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com NOVAN, INC. Annual Meeting of Stockholders June 4, 2018 9:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) G. Kelly Martin and Jeff N. Hunter, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NOVAN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 9:30 AM, EDT on June 4, 2018, at the DoubleTree by Hilton Hotel Raleigh-Durham Airport at Research Triangle Park at 4810 Page Creek Lane, Durham, NC 27703, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side